Phoenix Equity Trust - Form N-SAR - 6-30-05

SUB-ITEM 77M:  Mergers

(a)	FMI Contrarian Value Fund.

(b)	On October 21, 2004, a special meeting ("Meeting") of the
shareholders of the FMI Contrarian Value Fund (a series of FMI Mutual Funds, Inc.) was held at the offices of Phoenix Investment Partners, Ltd., 56 Prospect Street, Hartford, Connecticut, at 2:00 p.m. (Eastern Time). At the Meeting, shareholders approved an Agreement and Plan of Reorganization, dated October 7, 2004, and the transactions it contemplated, including: (1) the transfer of all of the assets of the FMI Sasco Contrarian Value Fund, a series of FMI Mutual Funds, Inc., to the Phoenix Mid-Cap Value Fund, a series of Phoenix Equity Trust, in exchange solely for Class A shares of the Phoenix Mid-Cap Value Fund and the assumption by the Phoenix Mid-Cap Value Fund of all liabilities of the FMI Sasco Contrarian Value Fund, and (2) the distribution of the shares of the Phoenix Mid-Cap Value
Fund so received to shareholders of the FMI Sasco
Contrarian Value Fund in complete liquidation of the FMI
Sasco Contrarian Value Fund.

The final shareholder voting results were as follows:

FOR               AGAINST               ABSTAIN
262,814           13,848                 292

On October 22, 2004, the Phoenix Mid-Cap Value Fund acquired the assets and liabilities of the FMI Sasco
Contrarian Value Fund. The number and value of shares issued by Phoenix Mid-Cap Value Fund were in amounts equal to the number and value of shares held by FMI Contrarian
Value Fund shareholders as of the reorganization date.

The Board of Directors of the FMI Mutual Funds, Inc. and the Board of Trustees of the Phoenix Equity Trust, including the independent directors and trustees, as applicable, at meetings held on June 11, 2004 and August
17, 2004, respectively, approved the reorganization.

The definitive combined proxy statement/prospectus on Form
N-14 (File No. 333-118174) as filed with the Securities and Exchange Commission on September 21, 2004 is incorporated by reference in this NSAR.